Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Context Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(c)	64,515,000(3)	$1.94	$125,159,100	0.00014760	$18,474
Total Offering Amounts				--	$125,159,100	--	$18,474
Total Fees Previously Paid				--	--	--	--
Total Fee Offsets				--	--	--	--
Net Fee Due				--	--	--	$18,474

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock as may be issuable with respect to the shares being issued hereunder as a result of a stock split, stock dividend, capitalization or similar event.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market as of May 17, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission).
(3)	Consists of an aggregate of 64,515,000 shares of the registrant’s common stock, including 5,482,741 shares of common stock issuable upon the exercise of pre-funded warrants.